EXHIBIT 21.1
CRAWFORD & COMPANY
LISTING OF SUBSIDIARY CORPORATIONS*

Jurisdiction in
Subsidiary	Which Organized
Crawford & Company of California	Delaware

Crawford & Company of Florida	Delaware

Crawford & Company of Illinois	Delaware

Crawford & Company of New York, Inc.	New York

Crawford & Company Employment Services, Inc.	Delaware

Risk Sciences Group, Inc.	Delaware

Crawford & Company HealthCare Management, Inc.	Delaware

Crawford & Company International, Inc.	Georgia

Crawford & Company Subrogation and Recovery, Inc.	Georgia

Crawford & Company Adjusters Limited	England

Crawford Adjusters Canada Incorporated	Canadian Federal

Crawford Healthcare Management of Norfolk and Baltimore, Inc.	Virginia

e-Triage.com, Inc.	Georgia

The Garden City Group, Inc.	Delaware

The PRISM Network, Inc.	Georgia

Broadspire Management Services, Inc.	Delaware

Broadspire Services, Inc.	Delaware

*	Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the year ended December 31, 2006.